Exhibit 10.1

SECOND AMENDMENT TO IMPERIAL SUGAR COMPANY

LONG TERM INCENTIVE PLAN

(As Amended and Restated, effective January 10, 2003)

Pursuant to the terms and provisions of Article Twelve of the Imperial Sugar Company Long-Term Incentive Plan as Amended and Restated, effective January 10, 2003 (the “Plan”), Imperial Sugar Company (the “Company”) hereby adopts the following Second Amendment to the Plan. All terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, on January 16, 2008 the Board of Directors (“Board”) approved an amendment to the Plan to modify Section 8.4, Substitution of Awards, to include a requirement for the Board of Directors to obtain shareholder approval prior to (i) reducing or allowing the Compensation Committee to reduce the exercise price of an outstanding option or (ii) making or allowing the Compensation Committee to make substitutions of awards if such substitution would result in the issuance of an option in exchange for the cancellation of an option with a higher exercise price under the Plan;

NOW, THEREFORE, at the direction of the Board of the Company, the Plan is hereby amended as follows:

Section 8.4 of the Plan is hereby amended in its entirety by substituting the following therefor:

Section 8.4 Substitution of Awards. Subject to the limitations of Section 5.1 and Article Seven, at the discretion of the Committee, a Participant who has been granted an Award may be offered an election to substitute an Award received for another Award or Awards of the same or different type; provided, however, no such substitution shall be made without prior shareholder approval if it would result in the reduction of the exercise price of an outstanding Option or issuance of an Option in exchange for the cancellation of an Option with a higher exercise price. Shareholder approval shall not be required for actions taken by the Board or the Compensation Committee pursuant to Article 14.2 of the Plan.

Each amendment made by this Second Amendment to the Plan has been effected in conformity with the provisions of the Plan. Except as expressly amended by the terms of this Second Amendment, the Plan (as amended by the First Amendment) as in existence prior to the effectiveness of this Second Amendment shall remain in full force and effect.

Date: January 16, 2008

IMPERIAL SUGAR COMPANY

/s/ Robert A. Peiser
Robert A. Peiser, President and Chief Executive Officer

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